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                                  EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                              PAB BANKSHARES, INC.
                              --------------------

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
                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                   1998            1997           1996
                                                              --------------  --------------  -------------
Basic Earnings Per Share:
------------------------
  Average shares outstanding                                     8,279,413       8,221,426       8,097,836
                                                                ==========       =========       =========
Diluted Earnings Per Share:
--------------------------
  Average shares outstanding                                     8,279,413       8,221,426       8,097,836
                                                                ----------       ---------       ---------
  Average options outstanding for  options assumed exercised:
    With exercise price of $6.25                                   144,000         144,000         144,000
    With exercise price of $9.43                                    17,353          17,324             -0-
    With exercise price of $10.0625                                131,250         131,500             -0-
    With exercise price of $12.0625                                 47,500             -0-             -0-
    With exercise price of $18.44                                    2,000             -0-             -0-
    With exercise price of $21.625                                   4,000             -0-             -0-
    With exercise price of $23.13                                      -0-             -0-             -0-
                                                                ----------       ---------       ---------
                                                                   346,103         292,824         144,000
                                                                ----------       ---------       ---------
Proceeds from assumed exercise of options outstanding           $3,080,691       2,386,584         900,000
Average market price per share during the period                     22.78           11.36           10.27
                                                                ----------       ---------       ---------
Assumed shares repurchased                                         135,224         210,114          87,629
                                                                ----------       ---------       ---------
Common stock equivalents of options outstanding                    210,879          82,710          56,371
                                                                ----------       ---------       ---------
Average shares outstanding                                       8,490,292       8,304,136       8,154,207
                                                                ==========       =========       =========
Earnings Per Share:
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  Net Income                                                    $6,651,050       6,002,894       4,818,603
                                                                ==========       =========       =========
  Basic Earnings Per Share                                      $      .80             .73             .60
                                                                ==========       =========       =========
  Diluted Earnings Per Share                                    $      .78             .72             .59
                                                                ==========       =========       =========
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